Exhibit 99.1

OCTOBER 20, 2009	Media Contact:	Anthony Farina
WILMINGTON, Del.		302-773-4418
anthony.r.farina@usa.dupont.com

	Investor Contact:	302-774-4994

DuPont Delivers Strong Results in Third Quarter

Company Reports $.45 Earnings Per Share

Highlights:

•                  DuPont’s third quarter 2009 earnings were $.45 per share, compared to third quarter 2008 earnings of $.40 per share which included a $.16 per share hurricane-related significant item charge (see Schedule B.)

•                  Total company sales for third quarter 2009 were $6.0 billion, with sales in emerging markets rebounding from significantly lower levels in the first and second quarters.  Pricing discipline contributed to segment pre-tax margins returning to prior year levels.

•                  Companywide fixed cost reduction and productivity actions boosted third quarter pre-tax earnings by about $300 million. This brings year-to-date program cost reductions to $900 million versus the company’s full-year goal of $1 billion.

•                  Raw material, energy and freight costs adjusted for currency and volume were 12 percent lower versus 2008.  The company expects these costs for the full year will be about 5 to 6 percent lower than 2008.

•                  The company revised its full year 2009 earnings outlook to a range of $1.95 to $2.05 per share, excluding significant items.  This reflects a narrowing toward the upper end of the company’s previous range of $1.70 to $2.10 per share.  The full-year free cash flow outlook remains $2.5 billion.

“We delivered on our commitment to shareholders, while navigating through some very difficult business conditions,” said DuPont CEO Ellen Kullman. “We see overall sequential improvement in our industrial businesses as market conditions begin to firm. With a more streamlined organization, permanent fixed cost reductions, and increased productivity, DuPont is well-positioned to capitalize as markets improve. We will continue to leverage our market-driven science across the company to deliver products customers want around the world. We are focused on growth and our rigorous operational discipline in order to deliver continued earnings improvement.”

Net Income and Global Consolidated Sales

Net income attributable to DuPont for the third quarter 2009 was $409 million versus $367 million in the prior year. The prior year included a $146 million after-tax hurricane-related charge. Net income reflects the benefit of significantly lower costs, partly offset by lower sales volume. Third quarter 2009 consolidated net sales of $6.0 billion were 18 percent lower than prior year, reflecting 12 percent lower volume, 2 percent lower local prices, a 3 percent negative impact from currency exchange rates and a net 1 percent reduction due to portfolio changes. While year-over-year volume declines have slowed, lower sales volume continued to reflect generally weaker economic conditions than prior year.  The table below shows regional sales and variances versus third quarter 2008.

	Three Months Ended Sept 30, 2009		Percentage Change Due to:
(dollars in billions)	$	% Change	Local Currency Price	Currency Effect	Volume	Portfolio/ Other
U.S.	$1.9	(21)	(4)	—	(15)	(2)
EMEA*	1.6	(27)	(1)	(8)	(18)	—
Asia Pacific	1.4	(5)	(3)	—	(2)	—
Canada & Lat. America	1.1	(14)	1	(5)	(9)	(1)

Total Consolidated Sales	$6.0	(18)	(2)	(3)	(12)	(1)

* Europe, Middle East & Africa

Earnings Per Share

The table below shows year-over-year earnings per share (EPS) variances for the third quarter. Earnings principally reflect lower variable and fixed costs, lower sales volume and the impact of the stronger dollar.  Capacity utilization has significantly improved versus prior quarters this year.

EPS ANALYSIS

3Q

EPS - 2008	$.40
Significant items (Schedule B)	(.16)
EPS - 2008 Excluding Significant items	$.56

Local prices	(.14)
Variable costs*	.44
Volume	(.32)
Low Capacity Utilization**	(.03)
Fixed costs *	.04
Currency	(.06)
Other***	(.02)
Tax	(.02)

EPS – 2009	$.45

*Excluding volume & currency impact.

**Fixed manufacturing cost, normally reflected in inventory, expensed as a result of low production volumes.

***Includes net interest (.02), lower net exchange loss .03, and other income (.03).

Business Segment Performance

The table below shows third quarter 2009 segment sales and related variances versus prior year.

	Three Months Ended		Percentage Change
	September 30, 2009		Due to:
SEGMENT SALES* (Dollars in billions)	$	% Change	USD Price	Volume	Portfolio and Other
Agriculture & Nutrition	$1.2	(5)	(1)	(4)	—
Coatings & Color Technologies	1.5	(16)	(3)	(13)	—
Electronic & Communication Technologies	0.9	(13)	(3)	(10)	—
Performance Materials	1.3	(24)	(8)	(14)	(2)
Safety & Protection	1.0	(32)	(10)	(22)	—

*    Segment sales include transfers

Pre-tax operating income (PTOI) of $757 million compares to prior year $682 million, which includes a $227 million hurricane-related significant item charge.

PRE-TAX OPERATING INCOME (LOSS)

	Three Months Ended September 30
				% change
(Dollars in millions)	2009	2008		vs. 2008

Agriculture & Nutrition	$(113)	$(21)		nm
Coatings & Color Technologies	182	190		(4)
Electronic & Communication Technologies	125	137		(9)
Performance Materials	230	(91	)*	nm
Safety & Protection	93	251		(63)
Total Growth Platforms	517	466		11
Pharmaceuticals	266	260		2
Other	(26)	(44)		nm
Total Segments	$757	$682		11

*Includes a $216 million hurricane charge; see Schedule C for detail by segment

The following is a summary of business results for each of the company’s operating segments, comparing the third quarter 2009 with third quarter 2008, for sales and PTOI.  All references to selling price changes are on a U.S. dollar basis, including the impact of currency.

Agriculture & Nutrition

•                  Sales of $1.2 billion were down 5 percent, reflecting unfavorable currency impact, partly offset by agriculture market share gains and strong seed pricing.

•                  Seasonal third quarter pre-tax loss was $113 million versus a loss of $21 million in the prior year, which included a $49 million gain on the settlement of soybean contracts.  Current quarter earnings reflected continued spending for growth initiatives and higher input costs.

Coatings & Color Technologies

•                  Sales of $1.5 billion were down 16 percent, primarily reflecting continued weakness in motor vehicle markets.

•                  PTOI of $182 million was 4 percent lower, reflecting lower sales volumes and unfavorable currency, partly offset by lower variable costs, fixed cost reductions and pricing gains.

Electronic & Communication Technologies

•                  Sales of $919 million were down 13 percent, reflecting 10 percent lower volume and 3 percent lower selling prices.  Weak demand in consumer and general industrial markets offset increased demand in photovoltaics and packaging graphics.

•                  PTOI of $125 million was down 9 percent, reflecting lower volumes and lower costs.

Performance Materials

•                  Sales of $1.3 billion were down 24 percent, reflecting weak demand in major markets in all regions, particularly in general industrial and motor vehicle markets.

•                  PTOI of $230 million was up versus a prior year loss of $91 million, which included hurricane-related charges of $216 million.  The improvement also reflected lower cost partly offset by lower sales volume, unfavorable product mix and currency.  Current quarter included $24 million of insurance recoveries related to the hurricane.

Safety & Protection

•                  Sales of $1.0 billion were down 32 percent, reflecting a 22 percent volume decline primarily in industrial and construction markets. Pricing decreases reflected the pass-through of lower chemicals raw material costs.

•                  PTOI of $93 million principally reflected lower market demand, partly offset by lower raw material costs, fixed cost reductions and pricing actions.  Current quarter included a $26 million asset impairment charge.

Additional information on segment performance is available on the DuPont Investor Center website at www.dupont.com.

Outlook

DuPont revised its full-year 2009 earnings outlook to a range of $1.95 to $2.05 per share, excluding significant items.  The full-year free cash flow target remains $2.5 billion.  The outlook anticipates improving demand across key markets.  The company expects lower raw material costs and currency exchange rates will be a benefit to earnings in the fourth quarter versus the prior year.  Aggressive actions to reduce costs and capital expenditures will continue as the company maintains an appropriate level of investment for high-growth, high-margin businesses including seed products and photovoltaics.

Use of Non-GAAP Measures

Management believes that certain non-GAAP measurements, such as free cash flow, are meaningful to investors because they provide insight with respect to ongoing operating results of the company.  Such measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.  Reconciliations of non-GAAP measures to GAAP are provided in schedules C and D.

DuPont is a science-based products and services company.  Founded in 1802, DuPont puts science to work by creating sustainable solutions essential to a better, safer, healthier life for people everywhere.  Operating in more than 70 countries, DuPont offers a wide range of innovative products and services for markets including agriculture and food; building and construction; communications; and transportation.

Forward-Looking Statements:  This news release contains forward-looking statements based on management’s current expectations, estimates and projections.  All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements.  Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions.  These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions.  Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by DuPont, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated.  These factors include, but are not limited to changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; seasonality of sales of agricultural products; and severe weather events that cause business interruptions, including plant and power outages, or disruptions in supplier and customer operations. The company undertakes no duty to update any forward-looking statements as a result of future developments or new information.

#   #   #

10/20/09

E. I. du Pont de Nemours and Company

Consolidated Income Statements

(Dollars in millions, except per share amounts)

SCHEDULE A

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales	$5,961	$7,297	$19,690	$24,709
Other income, net	195	420	824	1,057

Total	6,156	7,717	20,514	25,766

Cost of goods sold and other operating charges (a)	4,560	5,916	14,752	18,298
Selling, general and administrative expenses	770	873	2,584	2,794
Research and development expense	335	360	989	1,050
Interest expense	100	98	312	272
Employee separation / asset related charges, net (a)	—	—	265	—

Total	5,765	7,247	18,902	22,414

Income before income taxes	391	470	1,612	3,352
Provision for (benefit from) income taxes	(23)	98	288	706

Net income	414	372	1,324	2,646

Less: Net income attributable to noncontrolling interests	5	5	10	10

Net income attributable to DuPont	$409	$367	$1,314	$2,636

Basic earnings per share of common stock	$0.45	$0.40	$1.44	$2.91

Diluted earnings per share of common stock	$0.45	$0.40	$1.44	$2.89

Dividends per share of common stock	$0.41	$0.41	$1.23	$1.23

Average number of shares outstanding used in earnings per share (EPS) calculation:
Basic	904,615,000	903,134,000	904,350,000	902,131,000
Diluted	910,291,000	907,950,000	907,996,000	908,073,000

(a) See Schedule B for detail of significant items.

E. I. du Pont de Nemours and Company

Condensed Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

SCHEDULE A (continued)

	September 30, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$2,249	$3,645
Marketable securities	906	59
Accounts and notes receivable, net	7,126	5,140
Inventories	4,392	5,681
Prepaid expenses	125	143
Income taxes	558	643
Total current assets	15,356	15,311
Property, plant and equipment, net of accumulated depreciation (September 30, 2009 - $17,590; December 31, 2008 - $16,800)	11,080	11,154
Goodwill	2,138	2,135
Other intangible assets	2,582	2,710
Investment in affiliates	991	844
Other assets	4,021	4,055
Total	$36,168	$36,209

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,554	$3,128
Short-term borrowings and capital lease obligations	3,525	2,012
Income taxes	138	110
Other accrued liabilities	3,345	4,460
Total current liabilities	9,562	9,710

Long-term borrowings and capital lease obligations	7,545	7,638
Other liabilities	10,830	11,169
Deferred income taxes	148	140
Total liabilities	28,085	28,657

Commitments and contingent liabilities

Stockholders’ equity
Preferred stock	237	237
Common stock, $0.30 par value; 1,800,000,000 shares authorized; issued at September 30, 2009 - 990,770,000; December 31, 2008 - 989,415,000	297	297
Additional paid-in capital	8,463	8,380
Reinvested earnings	10,644	10,456
Accumulated other comprehensive loss	(5,267)	(5,518)
Common stock held in treasury, at cost (87,041,000 shares at September 30, 2009 and December 31, 2008)	(6,727)	(6,727)
Total DuPont stockholders’ equity	7,647	7,125
Noncontrolling interests	436	427
Total equity	8,083	7,552
Total	$36,168	$36,209

E. I. du Pont de Nemours and Company

Condensed Consolidated Statements of Cash Flows

(Dollars in millions)

SCHEDULE A (continued)

	Nine Months Ended September 30,
	2009	2008

Cash provided by operating activities	$923	$494

Investing activities
Purchases of property, plant and equipment	(990)	(1,406)
Investments in affiliates	(105)	(53)
Payments for businesses (net of cash acquired)	(12)	(72)
Other investing activities - net	(1,518)	(151)
Cash used for investing activities	(2,625)	(1,682)

Financing activities
Dividends paid to stockholders	(1,119)	(1,123)
Net increase in borrowings	1,408	2,974
Other financing activities - net	(14)	57
Cash provided by financing activities	275	1,908

Effect of exchange rate changes on cash	31	(32)

(Decrease) increase in cash and cash equivalents	(1,396)	688

Cash and cash equivalents at beginning of period	3,645	1,305

Cash and cash equivalents at end of period	$2,249	$1,993

E. I. du Pont de Nemours and Company

Schedules of Significant Items

(Dollars in millions, except per share amounts)

SCHEDULE B

SIGNIFICANT ITEMS

	Pre-tax		After-tax		($ Per Share)
	2009	2008	2009	2008	2009	2008

1st Quarter - Total	$—	$—	$—	$—	$—	$—

2nd Quarter
2009 Restructuring charge (a)	$(340)	$—	$(227)	$—	$(0.25)	$—
2008 Restructuring adjustment (b)	75	—	53	—	0.06	—
Hurricane proceeds and adjustments (c)	50	—	33	—	0.04	—
2nd Quarter - Total	$(215)	$—	$(141)	$—	$(0.15)	$—

3rd Quarter
Hurricane charges (d)	—	(227)	—	(146)	—	(0.16)

3rd Quarter - Total	$—	$(227)	$—	$(146)	$—	$(0.16)

Year-to-date - Total	$(215)	$(227)	$(141)	$(146)	$(0.15)	$(0.16)

(a)

Second quarter and year-to-date 2009 included a $340 restructuring charge recorded in Employee separation / asset related charges, net related to severance and related benefit costs, asset related charges, and other non-personnel costs. Pre-tax amounts by segment were: $(70) Coatings & Color Technologies, $(73) Electronic & Communication Technologies, $(110) Performance Materials, $(86) Safety & Protection, and $(1) Other.

(b)

Second quarter and year-to-date 2009 included a $75 reduction in estimated costs recorded in Employee separation / asset related charges, net related to the 2008 restructuring program primarily due to the achievement of work force reductions through non-severance programs and redeployments. Pre-tax amounts by segment were: $(1) Agriculture & Nutrition,$43 Coatings & Color Technologies, $1 Electronic & Communication Technologies, $28 Performance Materials, $2 Safety & Protection, and $2 Other.

(c)

Second quarter and year-to-date 2009 included a $50 benefit in Cost of goods sold and other operating charges resulting from a reduction of $26 from lower than estimated inventory and permanent investment write-offs, and $24 in insurance recoveries relating to the damage from Hurricane Ike in 2008. Total pre-tax amount relates to the Performance Materials segment.

(d)

Third quarter and year-to-date 2008 included a one-time pre-tax charge of $227 million for costs associated with clean up, restoration of manufacturing operations, and lost inventory resulting from hurricanes damages. Pretax hurricane charges by segment were $4 Agriculture & Nutrition, $2 Electronic & Communication Technologies, $216 Performance Materials and $5 Safety & Protection. These amounts do not include the estimated impact of hurricane-related business interruptions.

See Schedule C for detail by segment.

E. I. du Pont de Nemours and Company

Consolidated Segment Information

(Dollars in millions)

SCHEDULE C

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
SEGMENT SALES (1)
Agriculture & Nutrition	$1,244	$1,303	$6,919	$6,727
Coatings & Color Technologies	1,470	1,757	4,009	5,269
Electronic & Communication Technologies	919	1,054	2,410	3,154
Performance Materials	1,303	1,708	3,332	5,231
Safety & Protection	1,036	1,529	3,067	4,477
Other	54	45	113	129
Total Segment sales	$6,026	$7,396	$19,850	$24,987

Elimination of transfers	(65)	(99)	(160)	(278)
Consolidated net sales	$5,961	$7,297	$19,690	$24,709

(1)   Sales for the reporting segments include transfers.

E. I. du Pont de Nemours and Company

Consolidated Segment Information

(Dollars in millions)

SCHEDULE C (continued)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
PRETAX OPERATING INCOME/(LOSS) (PTOI)
Agriculture & Nutrition	$(113)	$(21)	$1,319	$1,269
Coatings & Color Technologies	182	190	269	627
Electronic & Communication Technologies	125	137	36	482
Performance Materials	230	(91)	89	351
Safety & Protection	93	251	152	825
Total Growth Platforms	517	466	1,865	3,554

Pharmaceuticals	266	260	790	760
Other	(26)	(44)	(113)	(69)
Total Segment PTOI	$757	$682	$2,542	$4,245

Net exchange gains (losses) (1)	(128)	45	(202)	(139)
Corporate expenses & net interest	(238)	(257)	(728)	(754)
Income before income taxes	$391	$470	$1,612	$3,352

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
SIGNIFICANT ITEMS BY SEGMENT (PRE-TAX) (2)
Agriculture & Nutrition	$—	$(4)	$(1)	$(4)
Coatings & Color Technologies	—	—	(27)	—
Electronic & Communication Technologies	—	(2)	(72)	(2)
Performance Materials	—	(216)	(32)	(216)
Safety & Protection	—	(5)	(84)	(5)
Other	—	—	1	—
Total significant items by segment	$—	$(227)	$(215)	$(227)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
PTOI EXCLUDING SIGNIFICANT ITEMS
Agriculture & Nutrition	$(113)	$(17)	$1,320	$1,273
Coatings & Color Technologies	182	190	296	627
Electronic & Communication Technologies	125	139	108	484
Performance Materials	230	125	121	567
Safety & Protection	93	256	236	830
Total Growth Platforms	517	693	2,081	3,781

Pharmaceuticals	266	260	790	760
Other	(26)	(44)	(114)	(69)
Total Segment PTOI excluding significant items	$757	$909	$2,757	$4,472

(1)	Gains and losses resulting from the company’s hedging program are largely offset by associated tax effects. See Schedule D for additional information.
(2)	See Schedule B for detail of significant items.

E. I. du Pont de Nemours and Company

Reconciliation of Non-GAAP Measures

(Dollars in millions, except per share amounts)

SCHEDULE D

Summary of Earnings Comparisons

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change

Segment PTOI	$757	$682	11%	$2,542	$4,245	-40%
Significant items charge included in PTOI (per Schedule B)	—	227		215	227
Segment PTOI excluding significant items	$757	$909	-17%	$2,757	$4,472	-38%

Net income attributable to DuPont	$409	$367	11%	$1,314	$2,636	-50%
Significant items charge included in net income attributable to DuPont (per Schedule B)	—	146		141	146
Net income attributable to DuPont excluding significant items	$409	$513	-20%	$1,455	$2,782	-48%

EPS	$0.45	$0.40	13%	$1.44	$2.89	-50%
Significant items charge included in EPS (per Schedule B)	—	0.16		0.15	0.16
EPS excluding significant items	$0.45	$0.56	-20%	$1.59	$3.05	-48%

Average number of diluted shares outstanding	910,291,000	907,950,000	0.3%	907,996,000	908,073,000	0.0%

Reconciliation of Earnings Per Share (EPS) Outlooks

	Year Ended December 31,
	2009 Outlook	2008 Actual

Earnings per share - excluding significant items	$1.95 - 2.05	$2.78
Significant items included in EPS(1):
2009 Restructuring charge	(0.25)	—
2008 Restructuring credit (charge)	0.06	(0.42)
Hurricane proceeds and adjustments	0.04	(0.16)
Net charge for significant items	(0.15)	(0.58)
Reported EPS	$1.80 - 1.90	$2.20

(1)  See Schedule B for detail of significant items.

Calculation of Free Cash Flow

	Nine Months Ended September 30,
	2009	2008
Cash provided by operating activities	$923	$494
Less: Purchases of property, plant and equipment	990	1,406
Free cash flow	$(67)	$(912)

E. I. du Pont de Nemours and Company

Reconciliation of Non-GAAP Measures

(Dollars in millions, except per share amounts)

SCHEDULE D (continued)

Reconciliations of EBIT / EBITDA to Consolidated Income Statements

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Income before income taxes	$391	$470	$1,612	$3,352
Less: Net income attributable to noncontrolling interests	5	5	10	10
Add: Interest expense	100	98	312	272
Adjusted EBIT	486	563	1,914	3,614
Add: Depreciation and amortization	369	346	1,157	1,096
Adjusted EBITDA	$855	$909	$3,071	$4,710

Reconciliations of Fixed Costs as a Percent of Sales

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Total charges and expenses - consolidated income statements	$5,765	$7,247	$18,902	$22,414
Remove:
Interest expense	(100)	(98)	(312)	(272)
Variable costs (1)	(2,758)	(3,809)	(9,528)	(12,491)
Significant items - charge (2)	—	(227)	(215)	(227)
Fixed costs	$2,907	$3,113	$8,847	$9,424

Consolidated net sales	$5,961	$7,297	$19,690	$24,709

Fixed costs as a percent of consolidated net sales	48.8%	42.7%	44.9%	38.1%

(1)  Includes variable manufacturing costs, freight, commissions and other selling expenses which vary with the volume of sales.

(2)  See Schedule B for detail of significant items.

E. I. du Pont de Nemours and Company

Reconciliation of Non-GAAP Measures

(Dollars in millions, except per share amounts)

SCHEDULE D (continued)

Exchange Gains/Losses

The company routinely uses forward exchange contracts to offset its net exposures, by currency, related to the foreign currency denominated monetary assets and liabilities of its operations. The objective of this program is to maintain an approximately balanced position in foreign currencies in order to minimize, on an after-tax basis, the effects of exchange rate changes.  The net pretax exchange gains and losses are recorded in Other income, net on the Consolidated Income Statements and are largely offset by the associated tax impact.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Subsidiary/Affiliate Monetary Position Gain/(Loss)
Pretax exchange gains (losses) (includes equity affiliates)	$190	$(318)	$288	$(110)
Local tax benefits (expenses)	7	40	(51)	37
Net after-tax impact from subsidiary exchange gains (losses)	$197	$(278)	$237	$(73)

Hedging Program Gain/(Loss)
Pretax exchange gains (losses)	$(318)	$363	$(490)	$(29)
Tax benefits (expenses)	110	(125)	168	11
Net after-tax impact from hedging program exchange gains (losses)	$(208)	$238	$(322)	$(18)

Total Exchange Gain/(Loss)
Pretax exchange gains (losses)	$(128)	$45	$(202)	$(139)
Tax benefits (expenses)	117	(85)	117	48
Net after-tax exchange gains (losses)	$(11)	$(40)	$(85)	$(91)

As shown above, the “Total Exchange Gain/(Loss)” is the sum of the “Subsidiary/Affiliate Monetary Position Gain/(Loss)” and the “Hedging Program Gain/(Loss).”

Reconciliation of Base Income Tax Rate to Effective Income Tax Rate

Base income tax rate is defined as the effective income tax rate less the effect of exchange gains/losses, as defined above, and significant items.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Income before income taxes	$391	$470	$1,612	$3,352
Add: Significant items	—	227	215	227
Less: Net exchange gains (losses)	(128)	45	(202)	(139)
Income before income taxes, significant items and exchange gains/losses	$519	$652	$2,029	$3,718

Provision for (benefit from) income taxes	$(23)	$98	$288	$706
Add: Tax benefit on significant items	—	81	74	81
Tax benefits (expenses) on exchange gains/losses	117	(85)	117	48
Provision for income taxes, excluding taxes on significant items and exchange gains/losses	$94	$94	$479	$835

Effective income tax rate	(5.9)%	20.9%	17.9%	21.1%
Significant items effect	—	4.8%	1.9%	0.9%
Tax rate before significant items	(5.9)%	25.7%	19.8%	22.0%
Exchange gains (losses) effect	24.0%	(11.3)%	3.8%	0.5%
Base income tax rate	18.1%	14.4%	23.6%	22.5%